UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2006 (September 6, 2006)

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas	66612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Section 8-Other Events

Item 8.01. Other Events.

On March 23, 2005, the Federal Energy Regulatory Commission (“FERC”) issued an order finding that we had market power for wholesale sales of electric power inside our control area in Kansas and the control areas of two smaller Kansas utilities. We submitted a mitigation proposal to FERC on May 23, 2005 in response to the FERC order. On September 6, 2006, FERC issued an order conditionally accepting our mitigation proposal. The effect of the September 6, 2006 order is to confirm the cost-based prices we can charge for future wholesale power sales made inside the referenced control areas. We can charge market-based prices for future wholesale power sales made outside the referenced control areas. We do not expect this portion of the September 6, 2006 FERC order to significantly impact our future consolidated results of operations.

The September 6, 2006 order also requires that we make refunds, with interest, to the extent that we made wholesale power sales after June 7, 2005 inside the referenced control areas at prices above the prices permitted under the mitigation proposal accepted by FERC in the September 6, 2006 order. This refund obligation could potentially apply to certain wholesale power sales made inside the referenced control areas at market-based prices that exceeded the cost-based prices permitted by the September 6, 2006 FERC order.

We believe our potential refund liability is limited principally to wholesale power sales made at market-based prices after June 7, 2005 inside the referenced control areas for consumption outside the referenced control areas. We believe the potential refund liability does not apply, for example, to any wholesale power sales made outside the referenced control areas for delivery and consumption outside the referenced control areas (after April 2006 this is substantially all of our wholesale power sales) or to sales made to other utilities under long-term cost-based contracts or cost-of-service tariffs. Furthermore, we believe that any refund liability will reduce the credit we are required to make under our retail energy cost adjustment to recoverable fuel costs based on the average of the margins realized from market-based wholesale sales.

At this time we are evaluating all relevant wholesale power sales to determine the amount of any potential refund liability. At this time we are unable to determine the amount of any refund liability or whether such refund liability may have a material impact on our consolidated results of operations or result in a change in our 2006 earnings guidance. If we determine that we have a refund liability, we expect that a charge for the estimated refund would be reflected in our third quarter 2006 results.

We intend to request rehearing of the FERC’s order and are considering other administrative or legal remedies that may be available to us.

The foregoing description of the September 6, 2006 order is qualified in its entirety by reference to the copy of the order filed as an exhibit to this report.

Section 9. Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1	Federal Energy Regulatory Commission Order On Proposed Mitigation Measures, Tariff Revisions, and Compliance Filings issued September 6, 2006

Forward-looking statements: Certain matters discussed in this Current Report on Form 8-K are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect,” “likely,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals and are based on assumptions by our management as of the date of this document. If management’s assumptions prove incorrect or should unanticipated circumstances arise, our actual results could differ materially from those anticipated. These differences could be caused by a number of factors or combination of factors including, but not limited to, those factors described under the heading “Risk Factors” contained in our Quarterly Report on Form 10-Q for the period ended March 31, 2006 as filed with the Securities and Exchange Commission. Readers are urged to consider such factors when evaluating any forward-looking statement, and we caution you not to put undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

The information contained in this section in this report is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We disclaim any current intention to revise or update the information contained in this section in this report, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: September 12, 2006	By:	/s/ Larry D. Irick
	Name:	Larry D. Irick
	Title:	Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
Exhibit 99.1	Federal Energy Regulatory Commission Order On Proposed Mitigation Measures, Tariff Revisions, and Compliance Filings issued September 6, 2006